Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of ReShape Lifesciences Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 1, 2024, except for the effect of the reverse stock split described in Note 1, as to which the date is October 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Prospectus, which is a part of the Registration Statement (No. 333-284362) on Form S-1 declared effective on February 14, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Irvine, California

February 14, 2025